Exhibit 99.1

TO OUR VALUED SHAREHOLDERS, CUSTOMERS,

PARTNERS AND EMPLOYEES

Having assumed the President and CEO role at Inrad Optics on October 1, 2012, I am excited and honored to be leading an organization with a significant scientific history and a technologically bright future. I would like to express my sincere appreciation to the Board of Directors for their vote of confidence and a special thanks to Joseph Rutherford, my predecessor, who retired effective September 30, 2012, but graciously remained through year end to ensure a smooth transition.

The 2012 fiscal year proved to be a challenging one for the Inrad Optics business. We faced a complex economic environment as a US based manufacturer of both custom and proprietary optical components and devices. The threat of US budget sequestration exacerbated the existing defense market contraction and selective slowdowns in semiconductor inspection tool sales. These key drivers negatively impacted our 2012 sales and financial results.

During the year, revenues declined 13.5% to $13.4 million after increasing in 2011. For the twelve months ended December 31, 2012, the Company reported a net loss of $1.4 million and a basic and diluted loss per share of $0.12, a disappointing result after posting a positive net income of $165,000 in the previous year. Net cash decreased by $311,000 and we ended the year with a cash balance of $3.1 million. As mentioned, our results were heavily influenced by a dramatic reduction in orders from a key semi-conductor customer, and a continuing decrease in defense sector orders, as well as a $408,000 write-off of deferred tax assets taken in the fourth quarter.

Despite these challenges, 2012 was a year of meaningful progress in strategic planning and capital investments. The management team undertook a purposeful and thorough evaluation of the business and crafted a plan forward, beginning with the name change to Inrad Optics early in 2012. This brand strategy event was followed by the execution of a focused strategic plan that is well aligned with our proven optical material handling expertise. I believe this strategy is sound and will form the basis for success moving forward.

The Company ended 2012 with bookings of $12.3 million compared to $12.9 million in 2011, down 4.7%. However, bookings in 2012 revealed several bright spots. We booked significant business in the medical laser market segment, as well as adding new customers in several other diverse photonics market sectors.

Additionally, fourth quarter 2012 bookings increased significantly over the same period in 2011, from $2.7 million to $3.4 million. The Company's year-end backlog was $5.9 million, up 18% over 2011, its highest point since 2008.

We continued to carefully balance control over discretionary spending while making the key investments essential to the future growth of the business. In mid-2012, after careful analysis, we contracted for the purchase of a 2.5 meter state of the art plasma assist optical coating chamber. A key component of our value proposition is the manufacture of super-precision large optics. This new optical thin film coating chamber allows us to bring in-house, and have control over, the technologically challenging final step in producing these high-value, niche market optics. The system has been delivered to our Northvale, NJ facility and we expect it to be fully operational by the end of the second quarter.

In 2012, we also saw significant progress in the area of crystalline material development, another key area of focus in our strategic plan. We were awarded the first half of a $1 million Phase II SBIR grant from the Department of Homeland Security to continue our work with stilbene, a crystal targeted for detecting nuclear materials. An additional Phase I grant valued at $150,000 for development of a similar material was also awarded from the Department of Energy.

In April of 2012, our metal optics facility in Sarasota, FL was awarded a contract from the US Army for the production of large metal mirrors used in electro-optic fire control subsystems in tanks. The potential value of this contract is $2.2 million over the course of five years.

As we continue our work in 2013 we still see challenges ahead. The threat of sequestration has become a reality, and the economic recovery is slower than expected. The difference for Inrad Optics lies in the hard work we undertook in 2012 and our execution in 2013. We have become a leaner, more efficient organization. This March we right-sized the business in a way that does not compromise our capabilities but slims our administrative overhead to appropriate proportions. This is expected to generate $700,000 in savings annually.

We are mentoring our new talent and continuing to engage our long time contributors as we move the business forward, optimizing and improving our value proposition. Our senior management team is being called on to think creatively and they are stepping up to the challenge. I continue to be excited about Inrad Optics' future and I welcome your support on the journey ahead.

Amy Eskilson

May 10, 2013

About Inrad Optics

Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) was incorporated in New Jersey in 1973. In January 2012, the Company’s Board of Directors and shareholders approved the name change to Inrad Optics, Inc. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2012. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.